                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                          First Savings Bancorp, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                          FIRST SAVINGS BANCORP, INC.

                             Post Office Box 1657
                             205 S.E. Broad Street
                   Southern Pines, North Carolina 28388-1657
                                (910) 692-6222

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held on October 23, 1996

         NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders (the "Meeting") of First Savings Bancorp, Inc. (the "Company") will be held on Wednesday, October 23, 1996, at 10:00 a.m., Eastern Time, at the Holiday Inn, U.S. Highway 1 By-Pass, Southern Pines, North Carolina.

         The Meeting is for the purpose of considering and voting upon the following matters:

         1. To elect three persons who will serve as directors of the Company until the 1999 Annual Meeting of Shareholders or until their successors are duly elected and qualify;

         2. To ratify the selection of Dixon, Odom & Co., L.L.P. as the independent auditor for the Company for the fiscal year ending June 30, 1997; and

         3. To transact such other business as may properly come before the Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Meeting.

         The Board of Directors has established September 12, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. Only record holders of the Common Stock of the Company as of the close of business on that date will be entitled to vote at the Meeting or any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company.



                                       By Order of the Board of Directors

                                       John F. Burns
                                       Secretary

Southern Pines, North Carolina
September 18, 1996



A form of proxy is enclosed to enable you to vote your shares at the Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                          FIRST SAVINGS BANCORP, INC.
                                PROXY STATEMENT



               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES


General


         This Proxy Statement is being furnished to shareholders of First Savings Bancorp, Inc. (the "Company") in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, October 23, 1996, at 10:00 a.m., Eastern Time, at the Holiday Inn, U.S. Highway 1 By-Pass, Southern Pines, North Carolina, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on September 19, 1996.

         Other than the matters listed on the attached Notice of 1996 Annual Meeting of Shareholders, the Board of Directors knows of no matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof.


Revocability of Proxy


         A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Meeting.


Solicitation


         The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. Proxies may be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company, without additional compensation therefor. The Company also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable out-of-pocket expenses in doing so.

Voting Securities and Vote Required for Approval


         Regardless of the number of shares of the Company's common stock, no par value (the "Common Stock") owned, it is important that shareholders be represented by proxy or be present in person at the Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Any shareholder may vote for, against, or abstain from voting on any matter to come before the Meeting. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions therein. If no instructions are given, the proxy will be voted for the nominees for election to the Board of Directors named in this Proxy Statement and for the other matters described in this Proxy Statement calling for a vote of the shareholders. If instructions are given with respect to some but not all proposals, such instructions as are given will be followed, but the proxy will be voted for the proposals on which no instructions are given.

         The securities which may be voted at the Meeting consist of shares of the Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Meeting. The close of business on September 12, 1996, has been fixed by the Board of Directors as the record date ("Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of the Common Stock outstanding on the Record Date was 3,744,000.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of the Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Since many of our shareholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

         In the election of directors, a nominee need only receive a plurality of the votes cast in the election of directors in order to be elected. As a result, those persons nominated who receive the largest number of votes will be elected as directors. Accordingly, shares not voted for any reason respecting any one or more nominees will not be counted as votes against such nominees.

         The affirmative vote of the holders of at least a majority of the shares of the Common Stock present at the Meeting, in person or by proxy and entitled to vote, is required to constitute shareholder approval of the issues presented for a vote.

         Abstentions will be counted for purposes of determining whether a quorum is present at the Meeting. Abstentions will not be counted in tabulating the votes cast on any proposal submitted to the shareholders.

         Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by one or more inspectors of voting designated by the Board of Directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that any person or group who acquires the beneficial ownership of more than 5% of the Common Stock notify the Securities and Exchange Commission (the "SEC") and the Company. The Company is not aware of any person or group, as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially, as of the Record Date, more than 5% of the Common Stock.

         Set forth below is certain information as of the Record Date regarding beneficial ownership of the Common Stock by each of the members of the Board of Directors (including nominees for re-election at the Meeting), certain executive officers of the Company, and the directors and all executive officers of the Company as a group.

                                            Amount and
                                            Nature of          Sole Voting/          Shared Voting/         Percentage
                                            Beneficial          Investment             Investment               of
Name of Beneficial Owner                    Ownership             Power                  Power               Class(1)
- - ------------------------                    ---------           ----------             ----------           ----------
H. David Bruton                              80,984/(2)/         77,184/(2)/                3,800                2.14%

John F. Burns                               116,149/(3)/         30,985/(3)/               85,164                3.09%

J. E. Causey                                 83,342/(2)/         68,342/(2)/               15,000                2.20%

Henry A. Clayton                             62,416/(2)/         62,416/(2)/                  0                  1.65%

W. Harry Fullenwider                         92,960/(2)/         92,960/(2)/                  0                  2.45%

Frank G. Hardister                           83,334/(2)/         83,334/(2)/                  0                  2.20%

W. Harrell Johnson                           61,839/(2)/         59,509/(2)/                2,330                1.63%

Joe Montesanti, Jr.                          87,628/(2)/         77,528/(2)/               10,100                2.31%

Thomas F. Phillips                           59,212/(2)/         58,061/(2)/                1,151                1.56%

William E. Samuels, Jr.                     159,739/(4)/         75,920/(4)/               83,819                4.23%

Directors and all executive                 824,098/(5)/           --                        --                 19.84%
officers of the Company as a
group (11 persons)

/(1)/ Based upon a total of 3,744,000 shares of the Common Stock outstanding at the Record Date. Assumes the exercise of only those stock options included with respect to the designated recipients.
/(2)/ Includes 45,000 shares which could be purchased pursuant to the exercise of stock options granted to the named beneficial owner.
/(3)/ Includes 14,400 shares which could be purchased pursuant to the exercise of stock options granted to Mr. Burns which are vested and nonforfeitable. Mr. Burns also has stock options to purchase an additional 21,600 shares. Additional options become vested on January 6 of each year. All options become vested upon Mr. Burns' death, disability, satisfaction of requirements for retirement and subsequent retirement, or satisfaction of requirements with respect to length of employment. The number stated includes 71,819 allocated and unallocated shares held by the First Savings Bank of Moore County, Inc., SSB Employee Stock Ownership Plan. Mr. Burns is a trustee of such Plan and has certain voting and investment power over such shares.

/(4)/ Includes 28,800 shares which could be purchased pursuant to the exercise of stock options granted to Mr. Samuels which are vested and nonforfeitable. Additional options become vested annually on January 6 of each year. All options become vested upon the death, disability or retirement of Mr. Samuels. Mr. Samuels is eligible to retire at any time. The number stated includes 71,819 allocated and unallocated shares held by the First Savings Bank of Moore County, Inc., SSB Employee Stock Ownership Plan. Mr. Samuels is a trustee of such Plan and has certain voting and investment power over such shares.
/(5)/ Includes 448,200 shares which could be purchased pursuant to the exercise of stock options granted to directors and executive officers. This amount includes the options issued to Mr. Samuels to purchase 72,000 shares which are described in (4) above. This amount does not include options to purchase 37,800 shares issued in the aggregate to other executive officers which are not yet vested and which will only become vested upon death, disability, satisfaction of requirements for retirement and subsequent retirement, or satisfaction of requirements with respect to length of employment. The number stated includes 71,819 allocated and unallocated shares held by the First Savings Bank of Moore County, Inc., SSB Employee Stock Ownership Plan. William E. Samuels, Jr., a director and an executive officer, and John F. Burns, an executive officer, are trustees of such Plan and have certain voting and investment power over such shares.



               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended June 30, 1996, all but two of its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements. Mr. Samuels' and Mr. Burns' Initial Statement of Beneficial Ownership on SEC Form 3, which were filed on a timely basis, omitted disclosure regarding 71,819 allocated and unallocated shares of the Common Stock which are held by Mr. Samuels and Mr. Burns as trustees and over which they have shared voting and investment power. Upon discovery of this omission, Mr. Samuels and Mr. Burns filed an amended Form 3 with the SEC.



                                  PROPOSAL 1
                             ELECTION OF DIRECTORS


General


         The Certificate of Incorporation of the Company provides that the number of directors of the Company shall not be less than seven nor more than fifteen. The exact number of directors shall be fixed or changed from time to time by the Board of Directors. The Board of Directors has currently fixed the size of the Board at ten members.

         So long as the total number of directors is nine or more, the directors shall be divided into three classes. Each class of directors shall be elected for terms of three years each, or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and shall qualify.

         The Board of Directors has nominated the three persons named below for election as directors to serve until the 1999 Annual Meeting of Shareholders or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify.

         The persons named in the accompanying form of proxy intend to vote any shares of the Common Stock represented by valid proxies received by them to elect the three nominees listed below as directors, unless authority to vote is withheld or such proxies are revoked. Each of the nominees for election is currently a member of the Board of Directors. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxyholders will vote to elect in his stead such other person as the present Board of Directors may recommend. The present Board of Directors has no reason to believe that any of the nominees named herein will be unable to serve if elected to office. In order to be elected as a director, a nominee need only receive a plurality of the votes cast. Accordingly, shares not voted for any reason respecting any one or more nominees will not be counted as votes against such nominees. No shareholder has the right to cumulatively vote his or her shares in the election of directors.

         No person who is 75 years of age or older and who is not an employee of the Company is eligible for election or re-election to the Board of Directors; however, this provision does not apply to persons who were directors of the Company at the time of the conversion of First Savings Bank of Moore County, Inc., SSB (the "Bank") from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank on January 6, 1994. As a result, this provision does not apply to any of the nominees named below.

         The Board of Directors recommends a vote FOR all of the following
                                                  ---
nominees for election as directors.

         The following tables set forth as to each nominee and each director whose term is continuing, his name, age, principal occupation during the last five years and the year he was first elected as a director.

                                              Age on                  Principal Occupation During           Director
Name                                      June 30, 1996                     Last Five Years                  Since
- - ----                                      -------------                    -----------------                 -----

                                 Nominees for Three-Year Term Expiring in 1999
H. David Bruton                                 61                   Physician, Sandhills Pediatrics,         1979
                                                                     Inc.

Joe Montesanti, Jr.                             76                   Retired pharmacist                       1962

Frank G. Hardister                              61                   Owner of Powell Funeral Home             1990
                                                                     in Southern Pines, North
                                                                     Carolina

                                Directors with Three-Year Term Expiring in 1998
J. E. Causey                                    81                   Owner of Causey Construction             1960
                                                                     and Causey Realty

Henry A. Clayton                                73                   Retired merchant                         1954

William E. Samuels, Jr.                         65                   President and Chief Executive            1977
                                                                     Officer of the Company and the
                                                                     Bank

                                Directors with Three-Year Term Expiring in 1997
W. Harry Fullenwider                            74                   Attorney, Pollock, Fullenwider,          1957
                                                                     Patterson and Thompson, P.A.,
                                                                     Attorneys-at-Law

W. Harrell Johnson                              72                   Retired dentist                          1959

Thomas F. Phillips                              50                   Automobile dealer and owner of           1985
                                                                     Phillips Motor Company,
                                                                     Carthage, North Carolina

John F. Burns                                   48                   Executive Vice President,                1995
                                                                     Secretary, Treasurer and Chief
                                                                     Financial Officer of the
                                                                     Company and the Bank

         Mr. Samuels is married to Mr. Causey's niece.

Meetings of the Board and Committees of the Board

         The Board of Directors conducts its business through meetings of the Board of Directors and through activities of its committees. The Board of Directors has regular monthly meetings, and held 13 meetings in the fiscal year ended June 30, 1996. No director attended fewer than 75% of the total number of Board meetings and meetings of Board committees on which he served during the year ended June 30, 1996.

         The Executive Committee generally meets weekly, has primary responsibility for approving loans and serves the role of the compensation committee. This committee also has the power to act on behalf of the full Board of Directors in the absence of a meeting of the entire Board of Directors. This committee consists of W. Harry Fullenwider, Chairman, H. David Bruton, J. E. Causey, Joe Montesanti, Jr. and William E. Samuels, Jr. During the fiscal year ended June 30, 1996 the committee met 38 times.

         The Audit Committee is responsible for supervising and consulting with the internal auditor for the Company, maintaining proper internal controls and meeting with the Company's independent auditing firm. This committee is composed of directors H. A. Clayton, Chairman, Frank G. Hardister, W. Harrell Johnson and Thomas E. Phillips. The Audit Committee met one time during the fiscal year ended June 30, 1996.

         In addition, the Board of Directors appoints a nominating committee each year prior to the annual meeting of shareholders to nominate persons for election to the Board of Directors. This committee will consider nominees recommended by shareholders if such recommendations are received by the secretary of the Company in writing at least 120 days prior to the date of the Company's annual shareholders' meeting. The composition of this committee varies from year to year.

         The Bank's board of directors has appointed two other standing committees to which certain responsibilities have been delegated--the Investment Committee and the Community Reinvestment Act Committee. The Board of Directors and the Bank's board of directors appoint other committees of its members to perform certain more limited functions from time to time and have appointed committees to administer the various employee and director benefit plans which have been established by the Bank.

Board of Directors of the Bank

         The Bank also has a nine-member board of directors which is composed of the same persons who are now directors of the Company, with the exception of Mr. Burns who is not a director of the Bank.

Directors' Compensation

         Directors' Fees. Members of the Board of Directors receive no fees or compensation for their service. However, all members of the Board of Directors are also directors of the Bank, with the exception of Mr. Burns who is not a Bank director. During the fiscal year ended June 30, 1996, each member of the Bank's board of directors received fees of $12,000 except for (i) J. E. Causey, Chairman of the board of directors and member of the Executive Committee, who received fees of $35,000 and (ii) the other members of the Executive Committee (except Mr. Samuels) who received fees of $26,000. Mr. Samuels received annual board fees of $12,000 per year. Mr. Samuels does not receive additional compensation for serving on the Executive Committee.

         In addition, during the fiscal year ended June 30, 1996, all of the Bank's directors except Mr. Samuels received a cash bonus of $22,500, pursuant to the Bank's Bonus Compensation Plan. Mr. Samuels and Mr. Burns received a $36,000 and a $18,000 bonus, respectively, under the Bonus Compensation Plan during the fiscal year ended June 30, 1996. The Bonus Compensation Plan provides that additional incentive compensation will be payable quarterly to those directors and officers who hold unexercised stock options issued pursuant to the First Savings Bank of Moore County, Inc., SSB Non-qualified Stock Option Plan for Directors and the First Savings Bank of Moore County, Inc., SSB Employee Stock Option Plan. See "-- Directors Compensation -- Directors Stock Option Plan" and "-- Employees Stock Option Plan." Under the Bonus Compensation Plan, incentive compensation will be paid soon after the close of each of the Company's fiscal quarters. The amount of incentive compensation awarded quarterly to directors and officers under the Bonus Compensation Plan will be equal to the number of shares subject to unexercised options granted under such plans times the amount of dividends awarded per share of the Common Stock outstanding during such immediately preceding fiscal quarter.

         Directors Stock Option Plan. Members of the Board of Directors are eligible recipients under the First Savings Bank of Moore County, Inc., SSB Non-qualified Stock Option Plan for Directors (the "Directors Plan"). Pursuant to the Directors Plan, 360,000 shares of the Common Stock have been reserved for issuance upon the exercise of stock options which were granted to non-employee directors under the Directors Plan. Of this amount, options to purchase 45,000 shares of the Common Stock have been granted to each member of the Board of Directors, other than Mr. Samuels and Mr. Burns, who received no options under the Directors Plan. The options were granted to directors in recognition of their past service to the Bank and as an incentive for their continued performance. No cash consideration was paid for the options.

         Options granted under the Directors Plan have an exercise price of $10.00 per share, the fair market value of the underlying securities on the date the options were granted. Options granted under the Directors Plan have a term of ten years and are not transferable except upon death. However, if an optionee ceases to be a director of the Bank for any reason other than death or disability and prior to attaining age 70, he must exercise his options, if at all, within three months thereafter. The options granted under the Directors Plan became vested in the recipients and nonforfeitable when they were granted. The Bank's board of directors can amend the Directors Plan at any time; however, the Bank's board of directors cannot make any change which would deprive an existing option holder of any of his rights without his consent. There are limitations on the number of amendments which may occur with respect to certain provisions of the Directors Plan. In addition, if the Bank desires for the Plan to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act, shareholder approval is required for certain amendments to the Directors Plan.

         Options granted pursuant to the Directors Plan do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and are therefore non-qualified stock options. In general, the holder of a non-qualified stock option will recognize compensation income equal to the amount by which the fair market value of the Common Stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the non-qualified stock option. If the optionee elects to pay the exercise price in whole or in part with the Common Stock, the optionee generally will not recognize any gain or loss on the Common Stock surrendered in payment of the exercise price. The Bank generally will not recognize any income or be entitled to claim any deduction upon the grant of a non-qualified stock option. At the time the optionee is required to recognize compensation income upon the exercise of the non-qualified stock option, the Bank generally will be entitled to claim a deduction in the amount equal to such compensation income.

         Holders of unexercised options under the Directors Plan are also entitled to receive bonus compensation paid pursuant to the Bank's Bonus Compensation Plan.

Executive Officers

         The Company has three executive officers (as such term is defined in the federal securities laws). The following table sets forth certain information with respect to those persons.

                                                                                                             Employed By
                                             Age on                    Positions and Occupations             the Company
Name                                      June 30, 1996                 During Last Five Years                 Since
- - ----                                      -------------                ------------------------                ------
William E. Samuels,                            65                    President and Chief Executive            1967
Jr.                                                                  Officer of the Company and the
                                                                     Bank

John F. Burns                                  48                    Executive Vice President,                1972
                                                                     Secretary, Treasurer and Chief
                                                                     Financial Officer of the Company
                                                                     and the Bank

Timothy S. Maples                              35                    Vice President, Controller and           1993
                                                                     Internal Auditor of the Company
                                                                     and the Bank/1/

/1/Prior to his employment with the Bank, Mr. Maples served as a Vice President/Commercial Lending Officer with Mid South Company (and its predecessor, First Carolina Company) and prior to that, was a public accountant with Deloitte & Touche LLP.

Management Compensation

         Summary Compensation Table. Employees of the Company receive no compensation for their service. However, the following table shows, for the three fiscal years ending June 30, 1996, 1995, and 1994, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for those years, to William E. Samuels, Jr. and John F. Burns.

                                                                      Annual Compensation
                                                    -------------------------------------------------------------
    Name and                                                                                         Other Annual
Principal Position                  Year              Salary                 Bonus                   Compensation
- - ------------------                 ------            --------               -------                  ------------
William E. Samuels, Jr.,            1996             $150,000/(1)/          $55,738/(2)/                $   --
President, Chief Executive          1995              145,560/(1)/           52,858/(2)/                    --
Officer and Director of the         1994              141,120/(1)/           11,266/(2)/                 197,784/(3)/
Company and Bank

John F. Burns,                      1996             $ 93,000               $30,852/(7)/                $   --
Executive Vice President,           1995               89,625                29,412/(7)/                    --
Secretary, Treasurer and Chief      1994               86,250                 7,453/(7)/                  97,416/(8)/
Financial Officer of the
Company and Bank
- - ------------------------------


                                                        Long Term Compensation Awards                   All Other Compensation
                                                   -----------------------------------------          ---------------------------

                                                                       Securities Underlying
                                                    Restricted            Options/Stock
      Name and                                        Stock            Appreciation Rights
Principal Position                  Year              Awards           ("SARs") (in shares)
- - ------------------                 ------          ------------        --------------------
William E. Samuels, Jr.,            1996           $    --                   --                                $18,000/(6)/
President, Chief Executive          1995                --                   --                                 18,000/(6)/
Officer and Director of the         1994             241,200/(4)/            72,000/(5)/                        22,025/(6)/
Company and Bank

John F. Burns,                      1996           $    --                   --                                $14,921/(11)/
Executive Vice President,           1995                --                   --                                 13,689/(11)/
Secretary, Treasurer and Chief      1994             118,800/(9)/            36,000/(10)/                       14,738/(11)/
Financial Officer of the
Company and Bank
- - ------------------------------

/(1)/    Includes directors' fees from the Bank in the amount of $12,000.
/(2)/ Includes annual bonus of $36,000, $33,120 and $0 under Bonus Compen-sation Plan in fiscal 1996, 1995 and 1994, respectively, and other discretionary bonuses.
/(3)/ Consists of a cash bonus which was paid to recipients of stock awards under the Bank's Management Recognition Plan in order to compensate such recipients for the tax liability associated with such stock awards. Other perquisites for each of the fiscal years reported did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for Mr. Samuels.
/(4)/ Pursuant to the Bank's Management Recognition Plan, Mr. Samuels has been awarded 24,120 shares of the Common Stock which had a market value of $10.00 per share on the date of the grant (January 6, 1994). The shares awarded were 100% vested at the time of grant and are not subject to forfeiture. Mr. Samuels has all rights of ownership with respect to such shares, including the right to receive dividends.
/(5)/ Mr. Samuels has been granted options to purchase 72,000 shares of the Common Stock, pursuant to the First Savings Bank of Moore County, Inc., SSB Employee Stock Option Plan. The options entitle the recipients to purchase, at any time during a period ending ten years from the date of the grant, shares of the Common Stock in exchange for an exercise price of $10.00 per share, which was the fair market value of the shares on the date of the grant. 20% of the options vested on January 6, 1994, the date of the grant, 10% vested on January 6, 1995 and on January 6, 1996, and 10% will vest on that same date of each year thereafter. Options become 100% vested at retirement, death or disability. In addition, options would automatically vest and may be exchanged for cash payments in the event of a change in control of the Company.
/(6)/ Includes $10,164, $9,527 and $13,149 contributed or allocated by the Bank pursuant to the Bank's defined contribution profit sharing plan and $7,836, $8,473 and $8,875 contributed by the Bank pursuant to the Bank's Employee Stock Ownership Plan during fiscal 1996, 1995 and 1994, respectively.
/(7)/ Includes annual bonus of $18,000, $16,560 and $0 under Bonus Compensation Plan in fiscal 1996, 1995 and 1994, respectively, and other discretionary bonuses.
/(8)/ Consists of a cash bonus which was paid to recipients of stock awards under the Bank's Management Recognition Plan in order to compensate such recipients for the tax liability associated with such stock awards. Other perquisites for each of the fiscal years reported did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for Mr. Burns.
/(9)/ Pursuant to the Bank's Management Recognition Plan, Mr. Burns has been awarded 11,880 shares of the Common Stock which had a market value of $10.00 per share on the date of the grant (January 6, 1994). The shares awarded were 100% vested at the time of grant and are not subject to forfeiture. Mr. Burns has all rights of ownership with respect to such shares, including the right to receive dividends.
/(10)/ Mr. Burns has been granted options to purchase 36,000 shares of the Common Stock, pursuant to the First Savings Bank of Moore County, Inc., SSB Employee Stock Option Plan. The options entitle the recipients to purchase, at any time during a period ending ten years from the date of the grant, shares of the Common Stock in exchange for an exercise price of $10.00 per share, which was the fair market value of the shares on the date of the grant. 20% of the options vested on January 6, 1994, the date of the grant, 10% vested on January 6, 1995 and on January 6, 1996, and 10% will vest on that same date of each year thereafter. Options become 100% vested at retirement, death or disability. In addition, options would automatically vest and may be exchanged for cash payments in the event of a change in control of the Company.
/(11)/ Includes $8,425, $7,245 and $8,799 contributed or allocated by the Bank pursuant to the Bank's defined contribution profit sharing plan and $6,496, $6,444 and $5,939 contributed by the Bank pursuant to the Bank's Employee Stock Ownership Plan during fiscal 1996, 1995 and 1994, respectively.

         Employees Stock Option Plan. Pursuant to the First Savings Bank of Moore County, Inc., SSB Employee Stock Option Plan (the "Employees Plan"), 360,000 shares of the Common Stock have been reserved for issuance upon the exercise of options which could be granted under the Employees Plan. Eleven officers of the Bank have been granted options to purchase 270,000 shares of the Common Stock.

         Options granted under the Employees Plan have a vesting schedule which provides that 20% of the options granted vested automatically on January 6, 1994, and 10% vested or will vest on each subsequent anniversary date, so that the options would be completely vested in eight years. Options become 100% vested at retirement, death or disability, if earlier. In addition, options granted under the Employees Plan immediately vest and may be exchanged for cash payments upon a "change in control" of the Bank. The definition of "change in control" in the Employees Plan is similar to that described below under the heading "-- Employment Agreements."

         The following table provides certain information with respect to the number of shares of the Common Stock represented by outstanding stock options held by Messrs. Samuels and Burns as of June 30, 1996. Also reported are the value for "in-the-money" options which represents the positive spread between the exercise price of existing stock options and the last sales price of the Common Stock as of June 30, 1996 as reported on the Nasdaq National Market. No options were exercised by either Mr. Samuels or Mr. Burns during the fiscal year ended June 30, 1996.

                                 Aggregated Option/SAR Exercises in Last Fiscal Year
                                        and Fiscal Year-End Option/SAR Values

                                                                                                    Value of
                                                             Number of Securities                   Unexercised
                               Shares                       Underlying Unexercised                 in-the-Money
                              Acquired         Value            Options/SARs at                   Options/SARs at
       Name                 on Exercise      Realized         Fiscal Year End/(1)/              Fiscal Year End/(2)/
- - -------------------        -------------    ----------     ------------------------         ---------------------------
                                                          Exercisable     Unexercisable     Exercisable     Unexercisable
                                                          -----------     -------------     -----------     -------------

William E. Samuels, Jr.          0               0           28,800         43,200/(3)/      $243,072          $364,608


John F. Burns                    0               0           14,400         21,600           $121,536          $182,304
- - ------------------------

/(1)/    40% of the stock options were vested as of June 30, 1996.

/(2)/ The exercise price of the stock options is $10.00. On June 30, 1996, the last sale price for the Common Stock as reported on the Nasdaq National Market was $18.44.

/(3)/ Mr. Samuels is eligible to retire at any time and at such retirement all remaining unexercisable shares would become exercisable.


         Employment Agreements. The Bank has entered into employment agreements with William E. Samuels, Jr., President and Chief Executive Officer, and John F. Burns, Executive Vice President and Chief Financial Officer, in order to establish their duties and compensation and to provide for their continued employment with the Bank. Each of the agreements provides for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, the agreements will be extended for an additional year so that the remaining term will be three years unless written notice of non-renewal is given by the Bank's board of directors after conducting a performance evaluation of the employee. Mr. Samuels' agreement now provides for an annual base salary of $138,000 and Mr. Burns' agreement now provides for an annual base salary of $93,000. The agreements also provide that the base salary shall be reviewed by the Board of Directors not less often than annually. In the event of a change in control (as defined below), the employees' base salaries must be increased by at least 5% annually. In addition, the employment agreements provide for profitability and discretionary bonuses and participation in other pension, profit-sharing or retirement plans maintained by the Bank, as well as fringe benefits normally associated with such employees' offices. The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreements, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employees.

         The employment agreements provide that if employment is terminated in connection with, or within 24 months after, a change in control or if the nature of the employees' compensation, duties or benefits are diminished following a change in control, and the employees terminate their employment, the employees will be entitled to receive compensation equal to 2.99 times their average annual compensation for income tax purposes for the most recent five tax years prior to the change in control, payable in lump sum or in equal monthly payments. For purposes of the employment agreement, a change in control generally will occur if (i) after the effective date of the employment agreement, any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of the Company, or acquires in any manner control of the election of a majority of the directors of the Company, (ii) the Company consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Company is not the surviving corporation in such transaction, or (iii) all or substantially all of the assets of the Company are sold or otherwise transferred to or are acquired by any other entity or group.

         Payments under the employment agreements in the event of a change in control may constitute excess parachute payments under Section 280G of the Code resulting in the imposition of excise taxes on the recipients and denial of a deduction to the Bank for all amounts in excess of the executives' average annual compensation for the five tax years preceding the change in control. Each agreement provides that benefits payable to the employee as a result of a change in control will be modified or reduced to the extent deemed to be necessary by the Bank's board of directors to avoid the imposition of excise taxes on the employee or the disallowance of a deduction to the Bank.

         Compensation Committee Interlocks and Insider Participation. The Executive Committee of the Bank's board of directors serves the role of the compensation committee. The executive committee determines the compensation of the executive officers and the Bank's other employees. During the fiscal years ended June 30, 1996, the executive committee consisted of W. Harry Fullenwider,
H. David Bruton, J. E. Causey, Joe Montesanti and William E. Samuels, Jr. Mr. Samuels is also President and Chief Executive Officer of the Company and the Bank. Mr. Samuels participates in decisions of the Bank's executive committee and board of directors regarding compensation of all executive officers of the Bank other than himself. Mr. Fullenwider's law firm, Pollock, Fullenwider, Patterson & Thompson, P.A., from time to time has provided during the last fiscal year, and expects to provide during the current fiscal year, legal services to the Bank.

         Report of Compensation Committee on Executive Compensation. It is the responsibility of the Bank's executive committee to review and evaluate performance of the Bank's executive officers. The salary of each executive officer, including Mr. Samuels, the Chief Executive Officer, is determined based upon the executive officer's contributions to the Bank's overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day to day operations. In addition, the executive officers of the Bank are eligible to receive (i) discretionary bonuses based on profit--as are all other employees -- declared by the Bank's board of directors based upon after-tax net income of the Bank and (ii) bonuses under the Bonus Compensation Plan.

                                                H. David Bruton
                                                J. E. Causey
                                                W. Harry Fullenwider
                                                Joe Montesanti
                                                William E. Samuels, Jr.

Performance Graph

         The following graph compares the Company's cumulative shareholder return on the Common Stock with a Nasdaq (U.S. companies) index and with a savings institution peer group whose stock is quoted on Nasdaq. The graph was prepared using data through June 28, 1996.


               COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             Performance Graph for
                 First Savings Bank of Moore County, Inc., SSB


   Prepared by the Center for Research in Security Prices
   Produced on 08/12/96 including data to 06/28/96

  Date          Company Index   Market Index    Peer Index
 -----          -------------   ------------    ----------
06/28/91                          59.602          39.150
07/31/91                          63.131          42.141
08/30/91                          66.270          44.131
09/30/91                          66.513          44.062
10/31/91                          68.712          44.485
11/29/91                          66.405          43.053
12/31/91                          74.518          45.939
01/31/92                          78.875          49.383
02/28/92                          80.662          50.540
03/31/92                          76.855          51.756
04/30/92                          73.559          54.485
05/29/92                          74.514          55.087
06/30/92                          71.601          57.924
07/31/92                          74.138          61.860
08/31/92                          71.872          60.307
09/30/92                          74.543          61.426
10/30/92                          77.479          63.387
11/30/92                          83.644          67.374
12/31/92                          86.723          71.658
01/29/93                          89.191          76.764
02/26/93                          85.864          79.776
03/31/93                          88.349          84.232
04/30/93                          84.578          83.518
05/28/93                          89.631          81.083
06/30/93                          90.045          84.991
07/30/93                          80.l52          91.001
08/31/93        `                 94.811          95.842
09/30/93                          97.635         100.150
10/29/93                          99.829         100.760
11/30/93                          96.852          97.737
13/21/93                          99.551         100.547
01/06/94           100.000       100.000         100.000
01/31/94           100.893       102.573         103.044
02/28/94           102.679       101.615         101.904
03/31/94           101.766        95.365          98.362
04/29/94           107.143        94.127         101.712
05/31/94           108.929        94.357         109.043
06/30/94           126.087        90.906         112.167
07/29/94           131.491        92.771         114.744
08/31/94           135.093        98.685         117.490
09/30/94           140.756        98.433         115.155
10/31/94           129.441       100.367         108.527
11/30/94           122.199        97.038         101.481
12/30/94           116.565        97.311         102.558
01/31/95           114.744        97.856         107.954
02/28/95           118.387       103.031         114.853
03/31/95           122.837       106.084         115.549
04/28/95           120.087       109.424         119.822
05/31/95           122.837       112.248         121.984
06/30/95           134.160       121.343         126.067
07/31/95           134.160       130.258         131.263
08/31/95           141.614       132.894         144.466
09/29/95           144.371       135.951         147.334
10/31/95           149.996       135.174         145.306
11/30/95           146.246       138.345         150.313
12/29/95           134.494       137.604         153.722
01/31/96           145.347       138.278         152.082
02/29/96           138.741       143.550         155.159
03/29/96           138.953       144.018         157.922
04/30/96           145.615       155.968         160.559
05/31/96           146.567       163.144         161.536
06/28/96           143.751       155.784         161.827











- - ------------------------------------------------------------------------------------------------------------------------------------

                                                      Legend

Symbol              CRSP Total Returns Index for:                    06/28/91   06/30/92   06/30/93   06/30/94   06/30/95   06/28/96
- - ------              ----------------------------                     --------   --------   --------   --------   --------   --------

_______     .       First Savings Bank of Moore County, Inc., SSB                                       126.1      134.2      143.8
 ...___.  (star)     Nasdaq Stock Market (US Companies)                 59.6       71.6       90.0        90.0      121.3      155.8
- - -------  (triangle) NASDAQ Stocks (SIC 6030-6039 US Companies)         39.1       57.9       85.0       112.2      126.1      161.8
                    Savings Institutions

Notes:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighed daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding tading day is used.
    D. The index level for all series was set to $100.00 on 01/06/94.
- - ------------------------------------------------------------------------------------------------------------------------------------

Certain Indebtedness and Transactions of Management

         The Bank makes loans to its executive officers and directors in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates, collateral and repayment terms, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Applicable regulations prohibit the Bank from making loans to its executive officers and directors at terms more favorable than could be obtained by persons not affiliated with the Bank. The Bank's policy concerning loans to executive officers and directors currently complies with such regulations.



                                  PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR


         Deloitte & Touche LLP was the Company's independent auditor for the year ended June 30, 1996. Dixon, Odom & Co., L.L.P. has been selected as the Company's independent auditor for the year ending June 30, 1997. Such selection is being submitted to the Company's shareholders for ratification. Representatives of Deloitte & Touche LLP and Dixon, Odom & Co., L.L.P. are expected to attend the Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.


         As of August 29, 1996, Dixon, Odom & Co., L.L.P. has been engaged as the Company's new independent auditor. The decision to change independent auditors was based on several factors, including location and cost, and was approved by the Executive Committee. Deloitte & Touche LLP's report on the Company's financial statements for the fiscal years ended June 30, 1996 and 1995 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During such year and the subsequent interim period through August 29, 1996, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles of practice, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of such auditor, would have caused it to make reference to the subject of such disagreement in connection with its reports. During its two most recent fiscal years and the subsequent interim period ended August 29, 1996, the Company has not consulted Dixon, Odom & Co., L.L.P. with regard to either: (i) application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event.




         The Board of Directors recommends that the shareholders vote for ratification of the selection of Dixon, Odom & Co., L.L.P. as independent auditor for the Company for the fiscal year ending June 30, 1997.

                PROPOSALS FOR 1997 ANNUAL SHAREHOLDERS' MEETING

         It is presently anticipated that the 1997 Annual Meeting of Shareholders will be held in October of 1997. In order for shareholder proposals to be included in the proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company's principal executive office not later than June 26, 1997, and meet all other applicable requirements for inclusion therein.

         The Company's bylaws provide that, in order to be eligible for consideration at the annual meeting of shareholders, all nominations of directors, other than those made by the Company's Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 30 days nor more than 50 days prior to the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

                                 OTHER MATTERS

         Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof. If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

                                 MISCELLANEOUS

         The Annual Report of the Company for the year ended June 30, 1996, which includes financial statements audited and reported upon by the Company's independent auditor, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of this Proxy Statement or a solicitation of proxies.

         THE FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: FIRST SAVINGS BANCORP, INC., POST OFFICE BOX 1657, 205 S.E. BROAD STREET, SOUTHERN PINES, NORTH CAROLINA 28388-1657, ATTENTION:

WILLIAM E. SAMUELS, JR.

                                     By Order of the Board of Directors,

                                     John F. Burns
                                     Secretary


Southern Pines, North Carolina
September 18, 1996

                          FIRST SAVINGS BANCORP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 23, 1996


     The undersigned hereby appoints
                                    --------------------------------------------
                                                                             and
- - -----------------------------------------------------------------------------
                        and each or any of them proxies, with power of
- - ------------------------
substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of First Savings Bancorp, Inc. (the "Company") to be held on
October 23, 1996, at 10:00 a.m., at the Holiday Inn, U.S. Highway 1 By-Pass, Southern Pines, N.C. or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting, as follows:

1.  ELECTION OF DIRECTORS  [_]FOR ALL NOMINEES listed below
                              (except as written to the contrary below)

                           [_]WITHHOLD AUTHORITY
                              (to vote for all listed nominees)

     Term Ending at 1999 Annual Meeting  H. David Bruton, Joe Montesanti, Jr.
                                         and Frank G. Hardister


     (To withhold authority to vote for any individual nominee, write the nominee's name on the line below:)

     ---------------------------------------------------------------------------


2. To ratify the selection of Dixon, Odom & Co., LLP as the independent auditor for the Company for the fiscal year ending June 30, 1997.

    [_] FOR   [_] AGAINST   [_] ABSTAIN



IF PROPERLY MARKED, DATED, SIGNED AND RETURNED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF INSTRUCTIONS ARE GIVEN WITH RESPECT TO SOME BUT NOT ALL PROPOSALS, SUCH INSTRUCTIONS AS ARE GIVEN WILL BE FOLLOWED, BUT THE PROXY WILL BE VOTED FOR THE PROPOSALS AS TO WHICH NO INSTRUCTIONS ARE GIVEN. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.


                 (Continued and to be signed on the other side)

                        (Continued from the other side)

A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY THE FILING OF A
WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE COMPANY, BY DELIVERING TO
THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE
ANNUAL MEETING AND VOTING IN PERSON.
- - --------------------------------------------------------------------------------


     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement.



                                           Dated:
                                                 -------------------------, 1996


                                           -------------------------------------
                                                          Signature

                                           -------------------------------------
                                                 Signature if held jointly

                                           NOTE: When shares are held by joint
                                           tenants, both should sign. Persons
                                           signing as Executor, Administrator,
                                           Trustee, etc. should so indicate.
                                           Please sign exactly as the name
                                           appears on the proxy.



    PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.